Exhibit 99.2

Walter Industries Announces Forthcoming Retirement of Chairman, President and CEO Don DeFosset

TAMPA, Fla., Feb. 22 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) announced today that Don DeFosset, Chairman, President and Chief Executive Officer of the Company, intends to retire after more than four years of leading this diversified corporation. The Board of Directors said an external search for a successor will begin immediately and Mr. DeFosset will continue in his current capacities until his replacement has been hired, a process that will take several months.

Commenting on his upcoming retirement, Don DeFosset said, "I've had the unique opportunity to make significant changes in this corporation since joining in November, 2000. With the help of a very capable senior leadership team, we have made strategic and operational improvements that posture the Company well for the future. I feel this is the opportune time to turn leadership over to another qualified individual."

Mr. DeFosset's accomplishments have been many, most notably a dramatic increase in shareholder value. He also directed a strategic simplification of the corporation and fostered a strong operating culture of commitment to excellence. The board expressed its deep appreciation for Mr. DeFosset's contributions to the Company.

Walter Industries, Inc. is a diversified company with annual revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,000 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services, at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com .

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             02/22/2005
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /